Exhibit 99.1

Brooks Automation Reports Fiscal First Quarter of 2015 Ended December 31, 2014 Results

CHELMSFORD, Mass., Feb. 5, 2015 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq:BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, today reported financial results for the first quarter ended December 31, 2014.

Fiscal First Quarter of 2015 Financial and Operational Highlights:

•	Revenue was $122.7 million;

•	Total order bookings were $128.4 million;

•	Life Science Systems revenue was $16.7 million;

•	GAAP Net Loss was $(2.7) million with diluted EPS of $(0.04);

•	Non-GAAP Net Income was $3.4 million with diluted EPS of $0.05;

•	Operating cash flow was $3.0 million;

•	Total Cash and Cash Equivalents, and Marketable Securities, as of December 31, was $218.7 million or $3.26 per Diluted Share with no bank debt.

Summary of GAAP and Non-GAAP Earnings (Loss)

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands, except per share data	2014	2014	2013
GAAP net income (loss) attributable to Brooks Automation, Inc.	$(2,734)	$248	$3,448
GAAP diluted earnings (loss) per share	$(0.04)	$0.00	$0.05

Non-GAAP net income attributable to Brooks Automation, Inc.	$3,443	$4,726	$4,501
Non-GAAP diluted earnings per share	$0.05	$0.07	$0.07
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measure follows the consolidated balance sheets, statements of operations and statements of cash flows included in this release.

Management Comments
"Our results of this first fiscal quarter are softer than expected. The semiconductor top-line was roughly on track with our expectations while we faced some challenges in the life sciences segment,” stated Dr. Steve Schwartz, Chief Executive Officer of Brooks. “Revenue from life sciences came in below expectations, but remains consistent with our general expectations that revenue in this segment will not always be linear as we build out our capabilities. We have made significant progress in transforming our portfolio, and we are confident that we have the portfolio in place, combined with cost reduction initiatives, to position us for continued profitable growth in 2015 and beyond."

GAAP Summary
Revenue was flat sequentially at $122.7 million in the first quarter of fiscal 2015 as a 5% increase in Brooks Product Solutions revenue was offset by a 17% decline in Life Sciences revenue. Gross margins at 31.8% were lower by 1.9 points and total operating expense increased $3.5 million. The increased spending was driven by the addition of the FluidX business, acquired on October 1, 2014 and additional investment in the Contamination Control Solutions business. Restructuring expense was $2.7 million in the quarter, an increase of $1.0 million. These additional costs were partially offset by improvements in other income from foreign exchange gains of $1.0 million and tax benefits in the quarter. The GAAP net income result was a net loss of $2.7 million and diluted EPS was $(0.04).

There are a number of special charges and one-time items reflected in both fiscal 2015 and fiscal 2014. The impact on earnings of these items and the amortization of intangibles is set out in the unaudited table included with this release.

Results of Q1 Fiscal 2015 (Non-GAAP Discussion)
Non-GAAP net income was $3.4 million in the first quarter, resulting in non-GAAP earnings per share of $0.05. This compares to non-GAAP net income of $4.7 million and non-GAAP EPS of $0.07 in the prior quarter.

As noted above, revenue for the first fiscal quarter 2015 was $122.7 million, flat compared to the fourth fiscal quarter, 2014. Brooks Product Solutions revenue grew 5% to $82.9 million. This included revenue from the Contamination Control Solutions business of $7.2 million, compared to $4.5 million in the previous quarter. Additional sequential growth occurred in sales to the semiconductor front-end manufacturing market, while sales to the industrial and the semiconductor adjacent markets, including semiconductor back-end manufacturing, saw decline. The Life Science Systems revenue was $16.7 million, a sequential decline of 17%. This decline was primarily in revenue from systems projects and in the base consumables and instruments business. The FluidX bio-sample consumables business, acquired October 1, 2014, provided $3.6 million of incremental revenue in the quarter.

Adjusted gross margin, which excludes amortization and purchase accounting impacts, was 34.1% in the quarter, reflecting a sequential decrease of 2.1 points and a drop in adjusted gross profit of $2.5 million. The margin decline was seen in both the Product Solutions and Life Science Systems segments while the Global Services segment improved quarter to quarter. The Brooks Product Solutions adjusted gross margin was 34.1% in the first quarter compared to 35.5% in the prior period. This decline was primarily driven by a decrease in license income and temporary operational transition costs in moving portions of the manufacturing of the Company’s Polycold product to a third-party manufacturer. The Brooks Life Science Systems adjusted gross margin was 30.4% compared to 40.2% in the prior quarter. The margin decline was due to additional resources and logistics cost to meet customer commitments. Gross margins were also negatively impacted by the recent weakness in foreign currency exchange rates and the resulting effect on revenue earned in the current period. The Brooks Global Services adjusted gross margin was 37.2% in the first quarter compared to 35.5% in the prior quarter. In summary, the total gross profit decrease of $2.5 million includes an increase of $0.5 million in the semiconductor segments of Product Solutions and Global Services on higher revenue, and a decrease of $3.0 million from Life Science Systems on lower revenue.

Total order bookings in the first quarter were $128.4 million compared to $130.8 million in the fourth quarter. The Life Science Systems business had $18.6 million of new orders in the first quarter. In addition to the positive book-to-bill ratio in the quarter, the newly acquired FluidX business added $8 million of backlog to Life Sciences, bringing total backlog to $53 million and $38 million in 12-month backlog to $44 million. Bookings for the semiconductor business in the Product Solutions and Global Services segments totaled $109.8 million, compared to $118.2 million in the fourth quarter.

Non-GAAP operating expense of $40.7 million increased $2.0 million or 5.2% compared to the prior quarter. The increase reflects the addition of the new acquisition of FluidX, additional spending for the Life Sciences and the Contamination Control Systems businesses, and increased accruals for stock-based compensation.

Other income was $1.0 million in the quarter, an improvement of $1.2 million driven by foreign exchange gains in our European operations which make most of their sales in US dollar contracts.

Adjusted EBITDA in the quarter was $9.1 million compared to $10.9 million in the fourth quarter. Cash flow from operations for the first quarter was $3.0 million. The Company's cash, cash equivalents, and marketable securities decreased $26.8 million in the first quarter to close at $218.7 million. This decrease was primarily attributable to the acquisition of FluidX and dividends paid in the quarter.

Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on March 27, 2015 to stockholders of record on March 6, 2015. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for Second Fiscal Quarter of Fiscal 2015
The Company announced revenue and earnings guidance for the second quarter of fiscal 2015. Revenue is expected to be in the range of $130 million to $135 million. Non-GAAP diluted earnings per share is expected to be in the range of $0.04 to $0.06.

Conference Call
Brooks management will webcast its first quarter earnings conference call today at 4:30 p.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-926-9197 (US & Canada only) or 212-231-2930 to listen to the live webcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and, through product development initiatives and strategic business acquisitions, has expanded offerings to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.

For more information, visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	December 31, 2014	September 30, 2014
	(In thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$77,759	$94,114
Marketable securities	58,648	68,130
Accounts receivable, net	75,675	80,106
Inventories	94,936	93,567
Deferred tax assets	17,367	19,009
Prepaid expenses and other current assets	15,166	19,387
Total current assets	339,551	374,313
Property, plant and equipment, net	47,918	50,183
Long-term marketable securities	82,288	83,212
Long-term deferred tax assets	73,120	67,563
Goodwill	117,652	109,501
Intangible assets, net	62,722	59,550
Equity method investments	27,197	28,944
Other assets	6,699	4,772
Total assets	$757,147	$778,038
Liabilities and equity
Current liabilities
Accounts payable	$37,674	$33,740
Capital lease obligation	881	881
Deferred revenue	25,657	26,279
Accrued warranty and retrofit costs	6,255	6,499
Accrued compensation and benefits	12,353	21,663
Accrued restructuring costs	3,928	3,475
Accrued income taxes payable	2,966	1,808
Deferred tax liabilities	847	808
Accrued expenses and other current liabilities	14,094	18,688
Total current liabilities	104,655	113,841
Long-term capital lease obligation	7,296	7,417
Long-term tax reserves	5,293	5,708
Long-term deferred tax liabilities	3,941	2,567
Long-term pension liability	1,715	1,774
Other long-term liabilities	3,633	3,842
Total liabilities	126,533	135,149
Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 80,775,926 shares issued and 67,314,057 shares outstanding at December 31, 2014, 80,375,777 shares issued and 66,913,908 shares outstanding at September 30, 2014	808	804
Additional paid-in capital	1,835,998	1,834,619
Accumulated other comprehensive income	11,502	15,687
Treasury stock at cost, 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,016,738)	(1,007,265)
Total equity	630,614	642,889
Total liabilities and equity	$757,147	$778,038

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three months ended December 31,
	2014	2013
Revenue
Product	$99,730	$93,130
Services	23,006	23,942
Total revenue	122,736	117,072
Cost of revenue
Product	70,220	60,736
Services	13,428	15,445
Total cost of revenue	83,648	76,181
Gross profit	39,088	40,891
Operating expenses
Research and development	13,489	12,551
Selling, general and administrative	29,411	26,135
Restructuring and other charges	2,668	747
Total operating expenses	45,568	39,433
Operating income (loss)	(6,480)	1,458
Interest income	251	246
Interest expense	(102)	—
Other income, net	1,019	259
Income (loss) before income taxes and equity in earnings (losses) of equity method investments	(5,312)	1,963
Income tax provision (benefit)	(3,110)	793
Income (loss) before equity in earnings (losses) of equity method investments	(2,202)	1,170
Equity in earnings (losses) of equity method investments	(532)	749
Income (loss) from continuing operations	(2,734)	$1,919
Income from discontinued operations, net of tax	—	$1,577
Net income (loss)	$(2,734)	$3,496
Net income attributable to noncontrolling interests	—	(48)
Net income (loss) attributable to Brooks Automation, Inc.	$(2,734)	$3,448
Basic net income (loss) per share attributable to Brooks Automation, Inc. common stockholders:
Net income (loss) from continuing operations	$(0.04)	$0.03
Net income from discontinued operations, net of tax	—	0.02
Basic net income (loss) per share attributable to Brooks Automation, Inc.	$(0.04)	$0.05
Diluted net income (loss) per share attributable to Brooks Automation, Inc. common stockholders:
Net income (loss) from continuing operations	$(0.04)	$0.03
Net income from discontinued operations, net of tax	—	0.02
Diluted net income (loss) per share attributable to Brooks Automation, Inc.	$(0.04)	$0.05
Dividend declared per share	$0.10	$0.08

Shares used in computing earnings (loss) per share:
Basic	67,126	66,355
Diluted	67,126	67,126

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended December 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$(2,734)	$3,496
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,403	5,729
Impairment of intangible assets	—	398
Stock-based compensation	3,483	2,754
Amortization of premium on marketable securities	336	285
Undistributed losses (earnings) of equity method investments	532	(749)
Deferred income tax provision (benefit)	(4,107)	1,164
Loss on disposal of long-lived assets	2	4
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	4,973	1,901
Inventories	(236)	942
Prepaid expenses and other current assets	1,754	665
Accounts payable	2,117	(4,521)
Deferred revenue	705	(3,250)
Accrued warranty and retrofit costs	(290)	(528)
Accrued compensation and benefits	(9,333)	1,154
Accrued restructuring costs	519	51
Accrued expenses and other current liabilities	(1,089)	(1,022)
Net cash provided by operating activities	3,035	8,473
Cash flows from investing activities
Purchases of property, plant and equipment	(1,576)	(1,015)
Purchases of marketable securities	(22,269)	(26,082)
Sale/maturity of marketable securities	32,201	18,595
Acquisition, net of cash acquired	(15,428)	—
Other investment	(2,500)	—
Decrease in restricted cash	—	177
Net cash used in investing activities	(9,572)	(8,325)
Cash flows from financing activities
Principal repayment of capital lease obligation	(121)	—
Common stock dividend paid	(6,731)	(5,391)
Net cash used in financing activities	(6,852)	(5,391)
Effects of exchange rate changes on cash and cash equivalents	(2,966)	287
Net decrease in cash and cash equivalents	(16,355)	(4,956)
Cash and cash equivalents, beginning of period	94,114	82,971
Cash and cash equivalents, end of period	$77,759	$78,015

Notes on Non-GAAP Financial Measures:
The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes these financial measures provide an additional way of viewing aspects of our operations, that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

The press release includes financial measures which exclude the effects of special charges such as restructuring charges and acquisition related charges. Management believes these measures are useful to investors because it eliminates accounting charges that do not reflect Brooks' day-to-day operations. Tables reconciling GAAP to the non-GAAP measures are presented below.

			Quarter Ended
	December 31, 2014		September 30, 2014		December 31, 2013
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share	$	per diluted share
Net income attributable to Brooks Automation, Inc.	$(2,734)	$(0.04)	$248	$0.00	$3,448	$0.05
Income from discontinued operations, net of tax	—	—	—	—	1,577	0.02
Net income (loss) attributable to continuing operations	(2,734)	(0.04)	248	0.00	1,871	0.03
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	1,164	0.02	1,300	0.02	150	0.00
Amortization of intangible assets	2,221	0.03	1,964	0.03	1,713	0.03
Impairment of intangible assets	—	—	—	—	259	—
Impairment of Equity Method Investments	681	0.01	—	—	—	—
Restructuring charges	1,786	0.03	1,151	0.02	508	0.01
Merger costs	325	0.00	63	0.00	—	0.00
Adjusted net income attributable to Brooks Automation, Inc.	3,443	0.05	4,726	0.07	4,501	0.07
Stock-based compensation	3,483	0.05	2,138	0.03	2,723	0.04
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$6,926	$0.10	$6,864	$0.10	$7,224	$0.11

	Quarter Ended
	December 31, 2014		September 30, 2014		December 31, 2013
Dollars in thousands	$	%	$	%	$	%
Gross profit/gross margin percentage	$39,088	31.8%	$41,402	33.8%	$40,891	34.9%
Adjustments:
Amortization of intangible assets	1,305	1.1%	1,249	1.0%	1,117	1.0%
Impairment of intangible assets	—		—		398	0.3%
Purchase accounting impact on inventory and contracts acquired	1,511	1.2%	1,805	1.5%	230	0.2%
Adjusted gross profit/gross margin percentage	$41,904	34.1%	$44,456	36.3%	$42,636	36.4%

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2014	2014	2013
Net income (loss) attributable to Brooks Automation, Inc.	$(2,734)	$248	$3,448
Adjustments:
Less: Interest income	(251)	(265)	(246)
Add: Interest expense	102	101	—
Add: Income tax provision (benefit)	(3,110)	(1,052)	793
Add: Depreciation	3,186	3,310	3,089
Add: Amortization of completed technology	1,304	1,249	1,117
Add: Amortization of customer relationships and acquired intangible assets	1,913	1,648	1,456
EBITDA	$410	$5,239	$9,657

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2014	2014	2013
EBITDA	$410	$5,239	$9,657
Adjustments:
Less: Income from discontinued operations, net of tax	—	—	(1,577)
Add: Impairment of completed technology	—	—	398
Add: Stock-based compensation	3,483	2,138	2,723
Add: Restructuring charges	2,668	1,648	747
Add: Purchase accounting impact on inventory and contracts acquired	1,511	1,805	230
Add: Merger costs	325	79	—
Add: Impairment of Equity Method Investments	681	—	—
Adjusted EBITDA	$9,078	$10,909	$12,178